Net  investment  income  distributions  and  capital  gains  distributions   are
determined  in  accordance  with  income  tax regulations  that may differ from
accounting  principles generally  accepted in the United States of America.   A
fund  is  required  to  make  distributions  of any income and gains realized in the prior fiscal year. If a fund has a net investment loss or realized losses in the current year, such distributions may be in excess of the
Fund's  cumulative  income  and/or gains.   However,  a  distribution in excess
of net investment income or a distribution in excess of net realized gain is not a return of capital for tax purposes. These differences are due to differing treatments for items such as deferral of wash sales, foreign currency transactions, net operating losses and capital loss carryovers. Permanent items identified in the period ended September 30, 2011, have been reclassified among the components of net assets as follows:

        Undistributed           Undistributed           Paid-In
        Net Investment          Net Realized            Capital
           Income                 Gain/(Loss)

Janus Asia Equity Fund
$ (128,666)                       $128,666              $0

Janus Balanced Fund
$(3,130,352)                      $3,130,348            $4

Janus Contrarian Fund
$ (18,292,733)                    $36,459,572           $(18,166,839)

Janus Emerging Markets Fund
$ (111,240)                       $115,358              $(4,118)

Janus Enterprise Fund
$8,175,180                        $(3,508,281)          $(4,666,899)

Janus Forty Fund
$1,228,480                        $(1,228,479)          $(1)

Janus Fund
$(4,185,033)                      $4,185,037            $(4)

Janus Global Life Sciences Fund
$(39,466)                         $34,880,265           $(34,840,799)

Janus Global Market Neutral Fund
(formerly names Janus Long/Short Fund)
$3,247,727                        $(3,153,893)          $(93,834)

Janus Global Real Estate Fund
$(61,012)                        $61,017                $(5)

Janus Global Research Fund
$84,706                           $(84,708)             $2

Janus Global Select Fund
(formerly named Janus Orion Fund)
$39,729,608                       $(39,456,838)         $(272,770)

Janus Global Technology Fund
$1,650,065                        $549,926              $(2,199,991)

Janus Growth and Income Fund
$(2,688,010)                      $(142,976,482)        $145,664,492

Janus International Equity Fund
$(66,453)                         $66,454               $(1)

Janus Overseas Fund
$(19,295,388)                     $121,350,983          $(102,055,595)

Janus Protected Series- Growth
$(7,917)                          $7,916                $1

Janus Research Fund
$432,584                          $866,316              $(1,298,900)

Janus Triton Fund
$2,655,799                        $(2,491,438)          $(164,361)

Janus Twenty Fund
$(3,414,959)                      $3,414,961            $(2)

Janus Venture Fund
$2,674,383                        $1,644,845            $(4,319,228)

Janus Worldwide Fund
$(1,994,739)                      $289,466,260          $(287,471,521)

Perkins Global Value Fund
(formerly named Janus Global Opportunities Fund)
$135,660                          $(135,660)            $0